MEMORANDUM

                                    FT 4610
                              File No. 333-192264

      The Prospectus and the Indenture filed with Amendment No. 2 of the Registration Statement on Form S-6 have been revised to reflect information regarding the execution of the Indenture and the deposit of Securities on January 9, 2014 and to set forth certain statistical data based thereon. In addition, there are a number of other changes described below.

                                 THE PROSPECTUS

Cover Page           The date of the Trusts has been added.

Pages 3-12           The following information for the Trusts appears:

                     The Aggregate Value of Securities initially deposited has been added.

                     The Aggregate Value of Securities initially deposited has been added.

                     The initial number of Units of the Trusts

                     Sales charge

                     The Public Offering Price per Unit as of the business day before the Initial Date of Deposit

                     The Mandatory Termination Dates have been added.

Page  13             The  Report  of Independent Registered Public Accounting
                     Firm has been completed.

Pages 14-19          The Statements of Net Assets have been completed.

Pages 20-53          The Schedules of Investments have been completed.

Back Cover           The date of the Prospectus has been included.


                 THE TRUST AGREEMENT AND STANDARD TERMS AND CONDITIONS OF TRUST

                  The   Trust  Agreement  has  been  conformed  to  reflect  the
                  execution thereof.

                                                          CHAPMAN AND CUTLER LLP

January 9, 2014